Exhibit 10.5

LIMITED PLEDGE OF COLLATERAL FOR LOAN

Services Share Holdings, LLC, f/k/a Diligent Board Member Services, LLC, a Delaware limited liability company (“SSH LLC”), hereby pledges to Diligent Board Member Services, Inc., a Delaware corporation (“DBMS Inc.”), thirteen million, five hundred thousand (13,500,000) DBMS Inc. voting common shares, par value US $0.001, owned by SSH LLC, including all dividends and distributions payable with respect thereto (collectively, the “Additional Collateral”), as additional collateral for DBMS Inc.’s loan to SSH LLC in a principal amount up to six million, eight hundred thousand US dollars (US $6,800,000.00) evidenced by that certain promissory note executed effective October 1, 2007 by SSH LLC and having DBMS Inc. as holder and payee (the “Note”).

RECITALS

A.         In the security agreement portion of the Note, SSH LLC pledged 14,000,000 DBMS Inc. voting common shares, including all dividends and distributions payable with respect thereto (the “Pledged Stock”), against the obligations of the Note. The Pledged Stock was contemporaneously placed into an escrow pursuant to a Shareholder Restriction Deed between the same parties and an Escrow Agreement between the same parties and nominating UMB Bank, N.A., as escrow agent. The pledge of the Pledged Stock as security for the Note is subordinate to the rights of the parties, and of third parties consisting of certain DBMS Inc. shareholders, under the Shareholder Restriction Deed.

B.         DBMS Inc. has requested additional security for the SSH LLC’s obligations under the Note, and SSH LLC hereby accedes to such request, on the terms, conditions and limitations set forth herein.

Accordingly, incorporating the above preamble and recitals as a part of the pledge, and for good and valuable consideration in hand paid to SSH LLC, SSH LLC undertakes as follows.

TERMS OF THE PLEDGE

1. SSH LLC hereby pledges the Additional Collateral to DBMS Inc. as security for SSH LLC’s obligations under the Note. DBMS Inc. is hereby authorized to file such financing statements in accordance with the Uniform Commercial Code as DBMS Inc. deems necessary or desirable to perfect the security interest granted hereby.

2. The Additional Collateral shall be released from the obligations of this pledge, and DBMS Inc. shall promptly deliver to SSH LLC a certificate evidencing the cancellation of the pledge and termination of any corresponding financing statement, upon the first to occur of the following:

(a) payment in full of all amounts payable under the Note, or

(b) release to SSH LLC of all or a portion of the Pledged Stock, free and clear of the escrow agreement and the covenants of the Shareholder Restriction Deed;

however, in the case of subsection 2(b) immediately preceding, if the number of shares of the Pledged Stock released to SSH LLC consistently with subsection 2(b) (the “Released Shares”) does not have a then current market value at least equal to the remaining balance of the Note at the time the Released Shares are released to SSH LLC, then a portion of the shares constituting the Additional Collateral shall remain fully subject to the pledge set forth herein, and DBMS Inc. shall release and certify the release of the balance (if any) of the Additional Collateral. The number of shares of Additional Collateral that shall remain fully subject to the pledge set forth herein after a section 2(b) release of Released Shares from escrow shall be the EXCESS of the number of shares then having a total value equal to the remaining balance of the Note, OVER the number of Released Shares.

3. For the purposes of this pledge, all calculations of share values shall use the following value calculation and assumptions: The value of a share of DBMS Inc. common stock shall be the average closing price in New Zealand dollars of shares of DBMS Inc. common stock on the New Zealand Stock Exchange for the twenty trading days preceding the date at which the stock value is to be calculated, multiplied by the exchange rate for New Zealand dollars into US dollars (as quoted on www.oanda.com) on the date at which the stock value is to be calculated.

4. In the event any shares of Additional Collateral continue to be subject to this pledge after the delivery of Pledged Stock from escrow (either to DBM Inc. for cancellation or to SSH LLC, all pursuant to the Shareholder Restriction Deed and Escrow Agreement), such shares of Additional Collateral shall be shall become eligible for release from this pledge in the manner and on the conditions set forth in the Note, section 12 and its subsections, as if such shares of Additional Collateral were shares of Pledged Stock.

5. Upon a default under the Note, in addition to any other remedies available to DBMS Inc. as holder under the Note, DBMS Inc. may exercise its rights as a secured party with respect to any shares of the Additional Collateral still subject to this pledge as of the date of the default, in which case such Additional Collateral shall be deemed to be unissued treasury stock of DBMS Inc., and DBMS Inc. shall apply the value of such Additional Collateral (determined in accordance with section 3 above) against the amount of the remaining balance of the Note. SSH LLC agrees that DBMS Inc.’s application of the value of such Additional Collateral in such event would be commercially reasonable and waives any objection thereto to the fullest extent permitted under the Uniform Commercial Code.

6. Prior to default under the Note (and thereafter upon cure of any default), (a) SSH LLC shall retain all voting rights of the Additional Collateral, and (b) SSH LLC shall have the right from time to time to sell any or all shares of the Additional Collateral and tender to DBMS Inc. the entire proceeds of the sale against the balance of the Note, and the amount so tendered shall be applied against the balance of the Note.

7. This pledge shall be binding upon SSH LLC and its successors and shall inure to the benefit of DBMS Inc. and its successors, transferees and assigns. This pledge is made and executed under and shall be governed by the internal laws of the State of Delaware.

IN WITNESS WHEREOF, SSH LLC has caused this pledge to be executed by its duly authorized representative.

SERVICES SHARE HOLDINGS, LLC f/k/a
Diligent Board Member Services, LLC

By: /s/ Brian Henry
Brian Henry, CEO and Co-manager